AGREEMENT AND RELEASE

IT IS HEREBY AGREED by and between Shepard Goldberg (“the Employee”) and Emisphere Technologies, Inc., (ETI), for the good and sufficient consideration set forth below, as follows:

1. The parties hereto agree and understand that when used herein, the terms Emisphere and “the Company” shall mean Emisphere Technologies, Inc., its parents, affiliates, subsidiaries, shareholders, predecessors, successors and assigns, any affiliates of the foregoing, the present or former directors, officers, employees and agents of all of them, whether in their individual or official capacities, and the current and former plan administrators and trustees, whether in their individual or official capacities, of any pension, welfare or other benefit plan available to present or former employees of the Company, as defined in this paragraph, and any such plan.

2. Employee as used herein shall mean Shepard Goldberg, his heirs, privies, executors, administrators, assigns successors-in-interest and predecessors-in-interest. The Employee confirms that he has not assigned any claim he has or may have against Emisphere to any person or entity.

3. ETI and the Employee agree that the Employee’s employment with ETI has been terminated, and that this termination will be effective as of June 8, 2007 (the “Termination Date”).

4. In exchange for the release provided by the Employee herein, and for Employee’s promise to comply with the provisions of this Agreement and Release. Employee will receive the following in full and final settlement of any and all claims which the Employee had, now has or shall have against the Company as of the date of this Agreement and Release:

(a)	Emisphere will pay Employee, in accordance with Emisphere’s regular pay schedule, $10,496.08 bi-weekly, subject to such withholdings as are authorized by Employee or required by law, from June 11th, 2007 — December 31st, 2007 (“the Severance Period”). Payments will begin with the next regular pay period following Employee’s execution of this Agreement and Release provided Employee has not revoked his execution in the manner set forth below in paragraph 26.

(b)	During the Severance Period, Employee will continue to receive medical insurance provided Employee elects such continuation pursuant to COBRA and employee premium payments for medical insurance will continue to be deducted. Group life insurance, group short term and long term disability, flexible spending account participation, pretax 401(k) contributions and 401(k) matching will cease as of the Termination Date.

Stock Options

(c)	Notwithstanding anything to the contrary in the Option Plans (defined below) or in the Option Agreements (defined below), the parties agree and acknowledge that (i) all options granted to the Employee under the Emisphere Technologies, Inc. 1995 Non-Qualified Stock Option Plan, as amended and the Emisphere Technologies, Inc. 2000 Stock Option Plan (together, the “Option Plans”), including options granted pursuant to option agreements dated July 6, 2000, March 22, 2001, July 8, 2002, July 17, 2003 and December 1, 2005 (collectively, the “Option Agreements”), shall be fully vested on the Termination Date; and (ii) that such options shall remain exercisable in accordance with the terms and conditions of the Option Plans and Option Agreements following the Termination Date until the earlier of (x) 90 calendar days following the last day of the Severance Period, or (y) expiration of the option in accordance with the terms and conditions of the applicable Option Plan and Option Agreement.

(d)	For avoidance of confusion, nothing herein shall modify or amend options granted to Employee under the 1991 Stock Option Plan, as amended (the “1991 Plan”), including but not limited to, options granted pursuant to option agreements dated June 4, 1998 and June 23, 1999 (collectively, the “1991 Plan Agreements”). Any option granted under the 1991 Plan and the 1991 Plan Agreements shall be governed by the terms and conditions of the 1991 Plan and applicable 1991 Plan Agreements.

(e)	Pursuant to statutory law, Employee will lose the Incentive Stock Option (ISO) treatment of ISO options if Employee exercises them more than three months after the Termination Date (i.e., September 8, 2007.)

Outplacement

(f)	ETI agrees to pay for outplacement services to be provided to Shepard Goldberg through the length of the Severance Period, the extent, nature and cost of services to be in ETI’s discretion.

5. The Employee acknowledges and agrees that all provisions of the Disclosure Agreement Employee entered into on April 20, 1998 between Employee and ETI, survive the termination of his employment with ETI and remain in full force and effect pursuant to their terms, subject to any contrary terms in this Agreement and Release which shall govern. In addition to the obligations imposed by the Disclosure Agreement, Employee hereby acknowledges and agrees not to use any Confidential Information (as defined below) disclosed to him regarding ETI for any purpose other than in furtherance of ETI’s business, nor to reveal any Confidential Information to any third party unless otherwise agreed to in writing by ETI, nor to reveal the fact that such Confidential Information has been disclosed to the Employee. Employee agrees that he has acquired no rights to use of Confidential Information disclosed to him regarding ETI and that Employee shall maintain in complete confidence all Confidential Information disclosed to him in connection with his employment with ETI. Employee represents and warrants that he has not used Confidential Information or disclosed it to any third party. Employee further represents and warrants that he has returned all property belonging to the Company, which shall include without limitation returning all documents or data in electronic or paper form containing Confidential Information without making, retaining or furnishing to a third party any copies. “Confidential Information” shall mean all information concerning the business of the Company, including without limitation, information relating to any of their products, product development, trade secrets, customers, suppliers, finances, business plans, internal communications and strategies.

6. Employee covenants that he shall not make, unless compelled by law, any disparaging, derogatory, denigrating, ridiculing or otherwise critical statements or comments, orally or in writing, either directly or indirectly, to any third party concerning the Company (“Disparaging Statements”), and represents and warrants that prior to the execution of this Agreement he has not made any materially Disparaging Statement that has damaged or is likely to damage the Company or its reputation.

7. The Employee agrees and understands that the payments and actions described in paragraph 4 above are in addition to any other payment which ETI is obligated to provide the Employee, or which would normally be provided to an individual who was leaving ETI, and that they are provided solely in consideration of the Employee’s execution of this Agreement and Release and compliance with its terms. ETI and the Employee agree that the payments and other items of value referred to in paragraph 4 are sufficient consideration for the release and other obligations of the Employee under this Agreement and Release.

8. Neither this Agreement and Release, nor anything contained herein, shall be construed as an admission by the Company of any liability to the Employee or of any unlawful conduct or wrongdoing whatsoever.

9. The Employee understands that there are various state, county and federal laws that prohibit employment discrimination on the basis of age, gender, race, color, national origin, religion, gender identity, sexual orientation and disability, including, but not limited to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, and the New York State Executive Law, and that these laws are enforced by the courts and various government agencies. The Employee hereby gives up any and all rights he may have under these laws and all other laws with respect to his employment with ETI.

10. In return for the good and sufficient consideration described above, the Employee, for himself, his heirs, privies, executors, administrators, assigns, successors-in-interest and predecessors-in-interest, hereby releases and forever discharges the Company from any and all actions, causes of action and claims whatsoever, known or unknown, suspected or unsuspected, the Employee ever had, now has, or shall have against the Company to the date of the Employee’s execution of this Agreement and Release, including, but not limited to, claims for breach of an implied or express employment contract, claims for wrongful or constructive discharge, claims alleging a violation of the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. 621 et seq., claims pursuant to federal, state or local law regarding discrimination based on race, color, age, gender, religion, marital status, disability, gender identity, sexual orientation or national origin, or on any other basis, claims for alleged violation of any other local, state, or federal law, regulations, ordinance or public policy, including but not limited to those claims having any bearing whatsoever on the terms or conditions of the Employee’s employment with ETI or the termination of such employment, claims pursuant to common law and claims arising directly or indirectly out of the Employee’s employment by or separation from employment with ETI; provided however, that this General Release does not apply to Employee’s right to retain benefits which have already been provided under the terms of any ETI benefit plan.

11. The Employee hereby affirms that there are no outstanding administrative or judicial proceedings or actions against the Company to which he is a party, and that there are no outstanding charges, complaints, claims or actions against Emisphere which involve or relate to the Employee. The Employee further affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled to date and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits are due to him. The Employee acknowledges that receipt of any payment under the terms of this Agreement and Release is in complete satisfaction of and exceeds any and all obligations that ETI may have with respect to all compensation, vacation pay or other fringe benefits. The Employee furthermore affirms that he has no known workplace injuries or occupational diseases for which he has not already filed a claim for Workers’ Compensation benefits and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act. The Employee further affirms that he has not been retaliated against for reporting any allegations of wrongdoing by the Company, including any allegations of corporate fraud.

12. Should the Employee file or cause to be filed a claim, charge or lawsuit against the Company with any governmental agency, court or other forum concerning, in whole or in part, any event occurring as of or before the date of the Employee’s execution of this Agreement and Release or any claim that has been released herein, and if any such governmental agency, court or other forum determines that such claim, charge or lawsuit is barred by this Agreement and Release, the Employee agrees to pay Emisphere all attorneys’ fees and expenses the Company incurs in enforcing the terms of this Agreement and Release and otherwise defending against said claim, charge or lawsuit.

13. The parties agree that all requests for a reference will be directed by Employee to ETI’s Human Resources Department, and that the Human Resources Department will, upon receiving any such request in writing, release only Employee’s dates of employment and his job title and confirm his final salary.

14. The Employee agrees that, unless required by law, he will not disclose, either directly or indirectly, in any manner whatsoever, any information regarding the existence or terms of this Agreement and Release, to any person or organization, including, but not limited to, members of the press and media, present and former officers, employees and agents of ETI, and other members of the public. This promise of confidentiality shall not apply to information provided to the Employee’s immediate family, accountant, attorney, any taxing authority, or to comply with a court order or legal process, subject to paragraphs 15 and 16.

15. Employee shall, upon reasonable notice, fully cooperate with the Company regarding any claim, dispute, litigation, inquiry, investigation or proceeding concerning any matter with which Employee was involved while working for ETI or about which ETI believes Employee may have relevant knowledge or information. Employee agrees to make himself available, without additional compensation, at reasonable times, on reasonable dates, and upon reasonable notice and request by the Company, to meet with representatives of the Company, to testify or to provide affidavits regarding his knowledge of relevant facts in any such lawsuit, claim, or investigation. Employee shall not give testimony or evidence in any proceeding or provide any direct or indirect assistance to, or knowingly engage in any communication with, any third party concerning the initiation or pursuit of any claim or action whatsoever against the Company, provided however, that nothing herein shall be construed as an agreement by Employee to refuse to answer questions or give evidence pursuant to any lawful subpoena or order of any court, nor shall anything herein be construed in a manner so as to violate any law or to require Employee to violate any law. In the event that Employee is subject to a valid and enforceable subpoena or court order in any action, proceeding, or investigation of any kind that compels Employee to provide testimony or documents about any matter involving the Company, Employee shall within three (3) calendar days after receipt by Employee of such subpoena or court order provide notice in writing, by overnight delivery, to the individuals designated to receive notices under this Agreement and Release.

16. Employee agrees to give ETI notice of any and all attempts to compel him to disclose of any information protected by Paragraphs 5, 14 and 15 of this Agreement or to compel him to provide any testimony concerning the Company, by providing written notice (with a copy of the court order or subpoena) to Andrew Rossman; Akin Gump Strauss Hauer & Feld LLP; 590 Madison Avenue; New York, NY 10022-2524 with a copy to Barbara Mohl, Emisphere Technologies, 765 Old Saw Mill River Road, Tarrytown, NY 10591. Such notice shall be given (i) within three (3) calendar days after receiving notice that an attempt will be or has been made to compel disclosure of the information or testimony; or (ii) at least three (3) calendar days prior to the date on which Employee is required to disclose such information or provide testimony whichever is earlier.

17. Employee shall cooperate with ETI, as reasonably requested by ETI, to effect a reasonable transition of his responsibilities and to ensure that ETI is aware of all significant matters that were being handled by Employee. In addition, Employee shall be available to provide consulting services to ETI as reasonably requested by ETI at any time during the Severance Period up to three days per month following the date of this Agreement and Release. Employee shall receive no further compensation for such services beyond the compensation set forth in this Agreement and Release.

18. The Employee acknowledges that the obligations contained in paragraphs 5, 6, 14, 15, 16 and 17 are material elements of this Agreement and Release and that a violation of any such provisions would cause irreparable harm to the Company. In the event that the Employee violates any of these provisions or any other material term of this Agreement and Release, the Employee shall forfeit all consideration due under this Agreement and Release and shall promptly repay to ETI all payments he has received pursuant to this Agreement and Release. In addition, the Company shall have the right to pursue compensatory damages and/or equitable remedies against the Employee to enforce this Paragraph and the Employee acknowledges that the Company shall be entitled to injunctive relief as necessary to prevent future violations.

19. This Agreement and Release shall not become effective and enforceable until ETI has received the fully executed Agreement and Release and provided Employee has not revoked it pursuant to paragraph 26.

20. If it is determined by any court of competent jurisdiction that any provision hereof is unlawful or unenforceable, the remaining provisions shall remain in full force and effect.

21. This Agreement and Release shall be construed in accordance with the laws of the State of New York, without regard to choice of law principles. The parties agree that the state and federal courts in the State of New York, County of New York shall have exclusive jurisdiction over any dispute concerning this Agreement and Release, arising from this Agreement and Release or arising from the parties’ performance under this Agreement and Release, and the parties hereby expressly agree to submit to such jurisdiction. The parties waive the right to trial by jury of any claims.

22. This AGREEMENT AND RELEASE contains the full agreement of ETI and the Employee and may not be modified, altered, changed or terminated except upon the express prior written consent of ETI and the Employee or their duly authorized agents.

23. The waiver by any party of a breach of any provision herein shall not operate or be construed as a waiver of any subsequent breach by any party.

24. This Agreement and Release may be signed in counterparts, and each counterpart shall be considered an original agreement for all purposes.

25. THE EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN GIVEN AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT AND RELEASE, THAT HE HAS READ AND FULLY UNDERSTANDS THE MEANING OF EACH PROVISION OF THIS AGREEMENT AND RELEASE, THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL CONCERNING IT AND HAS BEEN ADVISED IN WRITING BY THE COMPANY TO CONSULT COUNSEL, AND THAT HE FREELY AND VOLUNTARILY ENTERS INTO IT.

26. The parties understand and agree that the Employee may revoke this Agreement and Release after having executed it by so advising Barbara Mohl; Emisphere Technologies; 765 Old Saw Mill River Road; Tarrytown, NY 10591; in writing, provided such writing is received by Ms. Mohl on the seventh (7th) day after his execution of this Agreement and Release. Employee agrees that any modifications, material or otherwise, made to this Agreement and Release, do not restart or otherwise affect in any manner the original calendar days consideration period of up to twenty-one (21) calendar days.

IN WITNESS WHEREOF, the Parties have hereunto set their hands, on the dates shown below.

Emisphere Technologies, Inc.

__________________	By: /s/ Michael V. Novinski
Date	Michael V. Novinski
President and Chief Executive Officer
6/25/07	/s/ Shepard Goldberg

Date	Shepard Goldberg
STATE OF NEW YORK	)
: ss:
COUNTY OF	)

I, Pankaj Pawa, a Notary Public do hereby certify that Shepard Goldberg, personally known to me to be the same person whose name is subscribed to the foregoing AGREEMENT AND RELEASE, appeared before me this day in person and acknowledged that (s)he signed and delivered the said instrument as her/his free and voluntary act, for the uses and purposes therein set forth.

Given under my hand and official seal this 25th day of June, 2007.

/s/ Pankaj Pawa